Exhibit 8.1
December 1, 2006
Copano Energy, L.L.C.
2727 Allen Parkway, Suite 1200
Houston Texas 77019
Ladies and Gentlemen:
     We have acted as counsel for Copano Energy, L.L.C. (the “Company”), a Delaware limited liability company, with respect to certain legal matters in connection with the offer and sale of common units representing limited liability interests in the Company. We have also participated in the preparation of a Prospectus Supplement dated November 30, 2006 (the “Prospectus Supplement”) and the Prospectus dated November 1, 2006 (the “Prospectus”) forming part of the Registration Statement on Form S-3, No. 333-138341 (the “Registration Statement”), to which this opinion is an exhibit.
     In connection therewith, we prepared the discussions (the “Discussions”) set forth under the caption “Tax Considerations” in the Prospectus Supplement and the caption “Material Tax Consequences” in the Prospectus. Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.
     All statements of legal conclusions contained in the Discussions, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the date of the Prospectus Supplement, qualified by the limitations contained in the Discussions. In addition, we are of the opinion that the Discussions with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact by the Company, included in the Discussions, as to which we express no opinion).
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal” in the Prospectus and in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,
/s/ VINSON & ELKINS L.L.P.
Vinson & Elkins L.L.P.

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